SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 23, 2012

ALION SCIENCE AND TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard

Suite 1300

McLean, VA 22102

(703) 918-4480

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael J. Alber, Chief Financial Officer and a Named Executive Officer of Alion Science and Technology Corporation (the “Registrant” or “Alion”), has resigned from his positions as Senior Vice President and Chief Financial Officer of the Registrant effective April 23, 2012 to join a large, publicly-traded company.

Effective April 23, 2012, Barry M. Broadus has been named (Acting) Chief Financial Officer of the Registrant. Mr. Broadus has served as Alion’s Corporate Vice President, Director of Financial Planning, Analysis & Reporting since joining Alion in September 2008.

Mr. Broadus, age 52, brings over 25 years of progressive business and financial management experience with technology-based companies providing products and services to the Federal Government and commercial marketplace. In his previous position as Alion’s Corporate Vice President, Director of Financial Planning, Analysis and Reporting, he was responsible for Alion’s financial management reporting and systems, budgeting, planning, and forecasting functions. His most significant activities at Alion have been assisting in the preparation for and executing the company’s 2010 bond offering and new credit facility, implementing new financial planning processes and tools, enhancing compliance programs, and implementing a number of new business process improvement initiatives for greater efficiency and effectiveness.

Prior to joining Alion, from November 2004 to September 2008 Mr. Broadus served as Vice President and Business Unit Controller at Science Applications International Corporation (“SAIC”) where he was responsible for the financial oversight of the Energy, Environment & Infrastructure Business Unit.

Prior to SAIC, from September 2000 to July 2004 he was the Chief Financial Officer for Brainbench, Inc. Prior to Brainbench, he served for 12 years at EDS, as the Military Systems Business Unit Controller. He also worked for Andersen Consulting. In his earlier career, he was an Officer in the U.S. Army from 1982 to 1985.

Mr. Broadus received a Bachelor of Science in Accounting from the University of Alabama and his Certified Public Accountant (CPA) certification from the Commonwealth of Virginia.

In connection with his new role, Mr. Broadus will receive a promotion bonus of $25,000 and his salary will be increased to $279,898.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2012

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi
Name: Bahman Atefi Title: Chief Executive Officer

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